Independent Auditors' Consent


To the Board of Trustees and Shareholders
The Dreyfus/Laurel Tax-Free Municipal Funds:

     We consent to the use of our report dated August 18, 1995 with respect to the Dreyfus California Tax-Free Money Fund and the Dreyfus New York Tax-Free Money Fund (two of the funds comprising "The Dreyfus/Laurel Tax-Free Municipal Funds") incorporated by reference in each respective Prospectus and Statement of Additional Information under the heading "Financial Statements" and to the reference to our Firm under the heading "Financial Highlights" in each respective Prospectus and "Counsel and Independent Auditors" in each respective Statement of Additional Information to be dated February 29, 1996 in amendment number 39 under the Investment Company Act of 1940 and post-effective amendment number 38 under the Securities Act of 1933.



[KPMG Peat Marwick LLP]

Pittsburgh, Pennsylvania
December 29, 1995